As filed with the Securities and Exchange Commission on April 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eDiets.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	56-0952883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 360-9022

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kevin N. McGrath

Chief Executive Officer

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 360-9022

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew B. Kingston, Esq.	Kara L. MacCullough, Esq.
eDiets.com, Inc.	Holland & Knight, LLP
1000 Corporate Drive, Suite 600	515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, FL 33334	Fort Lauderdale, FL 33301
Telephone: (954) 703-6375	Telephone: (954) 525-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	33,068,145	$0.53	$17,526,116.85	$2,034.78

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s common stock on The Nasdaq Capital Market on April 1, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2011

PROSPECTUS

EDIETS.COM, INC.

33,068,145 Shares of Common Stock

The selling stockholders named in this prospectus are offering to sell up to 33,068,145 shares of common stock of eDiets.com, Inc., consisting of 27,972,866 shares of common stock and 5,095,279 shares of common stock issuable upon exercise of warrants. The shares of common stock and the shares of common stock issuable upon exercise of the warrants were originally issued to the selling stockholders in private placements. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Our common stock is traded on The Nasdaq Capital Market under the symbol “DIET.” On April 1, 2011, the last reported sales price for our common stock on The Nasdaq Capital Market was $0.52 per share.

Buying shares of our common stock involves risk. See “Risk Factors” beginning on page 3 of this prospectus for information that you should consider before purchasing the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [            ], 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “eDiets” and the “Company” refer to eDiets.com, Inc. and its consolidated subsidiaries.

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Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary may not contain all of the information that you should consider before deciding whether or not you should purchase any shares of common stock offered hereby. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, our common stock, and our business.

Our Business

Products and Services

eDiets.com, Inc. leverages the power of technology to bring weight loss solutions to both consumers and businesses. We generate revenue in four ways.

•	We sell digital weight-loss programs.

•	We offer a nationwide weight loss oriented meal delivery service.

•	We derive licensing revenues for the use of our intellectual property and development revenues related to the planning, design and development of private-label nutrition Websites.

•	We sell advertising throughout our content assets, which are primarily our diet, fitness and healthy lifestyle-oriented Websites.

Subscription Business (includes our digital subscription-based plans and our meal delivery plans)

We have been offering digital subscription-based plans in the United States since 1998, when we launched our first diet plan. Our digital diet plans are personalized according to an individual’s weight goals, food and cooking preferences and include the related shopping lists and recipes. eDiets offers a variety of approximately twenty different diet plans, some of which we have developed and some of which we have licensed from third parties under exclusive arrangements. We also offer a subscription-based nationwide weight loss oriented meal delivery service.

Subscribers to our digital diet and meal delivery plans are acquired through our own advertising or through co-marketing arrangements with third parties. In addition to a digital diet or meal delivery product, they receive access to support offerings including interactive online information, communities and education as well as telephone and online support. eDiets offers message boards on various topics of interest to our subscribers, online meetings presented by registered dietitians and the resources of approximately 30 customer service representatives and nutritionists.

Digital subscription programs ranging from four weeks to 52 weeks are billed in advance in varying increments of time. Substantially all of our digital subscribers purchase programs via credit/debit cards, with renewals billed automatically, until cancellation. During 2010 we recorded approximately $3.7 million in digital plans revenue, or approximately 16.0% of total revenues for 2010.

Meal delivery subscribers purchase a full week or five days of prepared breakfasts, lunches, and dinners, supplemented by snacks that are generally shipped to arrive within two to three days. During 2010 we recorded approximately $16.2 million in meal delivery revenue, or approximately 69.5% of total revenues for 2010.

License Business (includes business-to-business and royalty revenue)

Our eDiets Corporate Services subsidiary is actively engaged in providing private label online nutrition, fitness and wellness programs to companies mainly in the health insurance, pharmaceutical and food industries. During 2010 we recorded approximately $2.5 million in business-to-business revenue, or approximately 10.7% of total revenues for 2010.

We also recognized $0.6 million in royalty revenue in 2010 as a result of having licensed to Tesco plc (“Tesco”) the exclusive rights to use eDiets brand and diet plan technology in the UK and Ireland. Effective July 31, 2009, we terminated this exclusive licensing agreement with Tesco. The termination agreement provides Tesco with certain continuing rights in the Company technology used by or incorporated into Tesco’s diet website prior to termination, including a three-year non-exclusive right to use such technology and, thereafter, an assignment of certain intellectual property rights relating to such technology.

Content Business (includes advertising and ecommerce revenue)

Our advertising sales revenues were approximately $0.2 million, or 1.0% of total revenues for 2010, and are derived from our flagship Website, www.eDiets.com. The site includes free, regularly updated content developed primarily by our in-house editorial staff. Content is grouped into “channels” including Diet & Nutrition, Fitness, Mind & Body, Health, Food & Recipes and Success Stories.

Additional advertising revenues are generated through placements in our free opt-in email newsletters and through placements within the subscription sales process.

Financial Overview

Our total revenue was approximately $23.4 million and $18.1 million for the years ended December 31, 2010 and 2009, respectively. Our loss from operations was approximately $16.4 million and $6.9 million for the years ended December 31, 2010 and 2009, respectively. In addition, we recorded a net loss of approximately $43.3 million and $12.1 million for the years ended December 31, 2010 and 2009, respectively.

Corporate Offices

Our principal executive offices are located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334. Our telephone number is: (954) 360-9022.

Risk Factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference into this prospectus, as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference into this prospectus. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•

our expectation that we will seek additional financial support, including through a private placement or public offering of our common stock, selling one or more lines of our business and reducing or eliminating operations;

•	our belief regarding market demand for our products and our competitive position in our industry;

•	our expectation that our total gross margins will improve in the future as our efforts to improve meal delivery margin are realized;

•	our expectation that revenue streams from meal delivery will continue to become a larger share of total revenues;

•	our belief that we can rapidly secure alternate technology infrastructure vendors if we experience an interruption in Website service;

•	our expectations regarding implementing programs designed to enhance the privacy protection of our visitors to our Website;

•	our expectation that we will conduct our operations in compliance with applicable regulatory requirements;

•	our expectations regarding our advertising commitments;

•	our expectation regarding the effect of any legal proceedings or legal inquiries on our financial condition or results of operations; and

•	our estimates regarding certain accounting and tax matters, including the adoption of certain accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our ability to raise additional capital;

•	our ability to maintain compliance with applicable regulatory requirements;

•	our ability to maintain our listing under The Nasdaq Capital Market;

•	our ability to attract and retain customers through advertising, and our ability to secure advertising commitments;

•	our ability to accurately assess market demand for our products;

•	our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to rapidly secure alternate technology infrastructure vendors if we experience Website service interruption;

•	our ability to successfully implement programs designed to enhance the privacy protection of our visitors to our Website;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels;

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates; and

•	our ability to successfully estimate certain accounting and tax matters, including the effect on our Company of adopting certain accounting pronouncements.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by any selling stockholders. All of the common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own respective accounts. We have agreed to pay certain expenses in connection with the registration of the common stock being offered by the selling stockholders.

Selling Stockholders

During the past three years, the Company has entered into private placement transactions with certain of its directors and officers and other investors, pursuant to which the Company issued an aggregate of 5,377,858 shares of common stock. In connection with these private placements, the Company also issued warrants to purchase an aggregate of 5,095,279 shares of common stock. In addition, during the past year, the Company converted certain of its outstanding notes into an aggregate of 22,595,008 shares of common stock. In connection with each of the private placements, the warrant issuances and the note conversions, the Company entered into a registration rights agreement to register the shares of common stock issued, or issuable, as a result of these transactions, and this registration statement is being filed pursuant to such obligation.

We are registering for resale the shares covered by this prospectus on behalf of the stockholders named in the table below. The selling stockholders may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus as provided under the section entitled “Plan of Distribution.” However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if at all. The selling stockholders will pay all underwriting fees, discounts and commissions, if any, incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders. The Company will bear all other costs, expenses and fees in connection with the registration and any sales of the shares. The following table sets forth:

•	the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

•

the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The number of shares in the column “Shares of Common Stock Included in Prospectus” represents all of the shares that the selling stockholders may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares the selling stockholders will sell, if at all, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the resale shares.

This table is prepared solely based on information supplied to us by the selling stockholders, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 61,230,338 shares of our common stock issued and outstanding on March 4, 2011, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering			Shares of Common Stock Included in Prospectus		Shares Beneficially Owned After Offering
Selling Stockholder	Number		Percent			Number		Percent
BBS Capital Fund, L.P.	1,860,000	(1)	3.0%	1,860,000	(1)	—		—
Haus Capital Fund, L.P.	585,000	(2)	1.0%	585,000	(2)	—		—
Lee S. Isgur	1,367,831	(3)	2.2%	745,429	(4)	622,402		1.0%
Kevin McGrath	1,391,965	(5)	2.3%	1,028,965	(6)	363,000		*
Prides Capital Partners, LLC	38,536,258	(7)	61.6%	24,798,633	(8)	13,737,625		22.4%
Kevin A. Richardson II	43,658,015	(9)	68.4%	4,050,118	(10)	14,809,264	(11)	24.1%

*	Less than 1%

Except as otherwise indicated, the address of each person named in this table is c/o eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(1)	Includes 620,000 shares of common stock issuable upon the exercise of warrants. Berke Bakay, the principal and portfolio manager of BBS Capital Fund, L.P., has voting and investment control over the shares held by BBS Capital Fund, L.P. The address for BBS Capital Fund, L.P. is Preston Park Financial Center, 4975 Preston Park Blvd., Suite 775 W, Plano, TX 75093.

(2)	Includes 195,000 shares of common stock issuable upon the exercise of warrants. The address for Haus Capital Fund, L.P. is Preston Park Financial Center, 4975 Preston Park Blvd., Suite 780 W, Plano, TX 75093.

(3)	Includes 2,000 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary and 351,467 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011. Also includes warrants to purchase 208,665 shares of common stock issued during 2009 and 2011 that are exercisable within sixty (60) days of March 4, 2011. Mr. Isgur is one of the Company’s directors.

(4)	Includes 208,665 shares of common stock issuable upon the exercise of warrants.

(5)	Includes warrants to purchase 257,265 shares of common stock issued during 2009 that are exercisable within sixty (60) days of March 4, 2011 and 363,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011. Mr. McGrath is the Company’s Chief Executive Officer and one of its directors.

(6)	Includes 257,265 shares of common stock issuable upon the exercise of warrants.

(7)	Includes warrants to purchase 1,209,652 shares of common stock issued during 2009 that are exercisable within sixty (60) days of March 4, 2011 and 144,626 shares issuable upon exercise of stock options that are exercisable within sixty (60) days of March 4, 2011. The address for Prides Capital Partners, LLC is 200 State Street, 13 Floor, Boston, MA 02109. Kevin A. Richardson II has voting and investment control over the shares held by Prides Capital Partners, LLC.

(8)	Includes 1,209,652 shares of common stock issuable upon the exercise of warrants.

(9)	This number includes 38,536,258 shares beneficially owned by Prides Capital Partners, LLC and over which Kevin A. Richardson, II has voting and investment control. Also includes 175,185 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011 and warrants to purchase 1,104,697 shares of common stock issued during 2009 and 2011 that are exercisable within sixty (60) days of March 4, 2011. Mr. Richardson is an officer of Prides Capital Partners, LLC and one of the Company’s directors.

(10)	Includes 1,104,697 shares of common stock issuable upon the exercise of warrants.

(11)	This number excludes the 24,798,633 shares of common stock that Prides Capital Partners, LLC may offer under this prospectus. If Prides Capital Partners, LLC does not sell the 24,798,633 shares of common stock, Mr. Richardson would beneficially own 39,607,897 shares of common stock after the offering.

Plan of Distribution

We are registering 33,068,145 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, distribution or other transfer after the date of this prospectus.

The selling shareholders may use any one or more of the following methods when selling common stock:

•	on The Nasdaq Capital Market or otherwise;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	a combination of such methods of sale.

The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders’ shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We have agreed to register or qualify the selling stockholders’ shares in these states as necessary, subject to certain restrictions.

Under applicable rules and regulations under the Exchange Act, while the selling stockholders are engaged in the distribution of the shares, the selling stockholders may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

The selling stockholders will pay all underwriting fees, discounts and commissions, if any, incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders. The Company will bear all other costs, expenses and fees in connection with the registration and any sales of the shares. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders agreed to indemnify us against certain liabilities in connection with the offering of the shares, including certain liabilities arising under the Securities Act. We agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

Upon notification to us by the selling stockholders that any material arrangement has been entered into with any underwriters or broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

•	the name of the participating underwriters, broker-dealers or agents;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable; and

•	other facts material to the transaction.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the SEC’s web site (http://www.sec.gov).

Incorporation Of Certain Documents By Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the completion or termination of the offerings of all of the securities covered by this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K.

SEC Filing (File No. 000-30559)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2010
Description of our common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	May 4, 2000

Any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated.	After the date of this prospectus

Current Reports on Form 8-K	January 5, 2011, February 4, 2011, February 11, 2011, February 28, 2011 and March 10, 2011

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any documents that have been or may be incorporated by reference in the prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents, or you may obtain them from our corporate Web site at www.ediets.com. Your request should be directed to our Chief Financial Officer at our principal executive offices at:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 703-6374

We maintain an internet Web site at www.ediets.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

Statements contained in this prospectus concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

Legal Matters

The validity of the common stock being offered hereby is being passed upon for us by Holland & Knight LLP.

Experts

The consolidated financial statements of eDiets.com, Inc. appearing in eDiets.com, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about eDiets.com, Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EDIETS.COM, INC.

33,068,145 Shares

COMMON STOCK

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$2,034.78
Legal fees and expenses *	$5,000.00
Printing fees and expenses *	$2,500.00
Accounting fees and expenses *	$5,000.00
Miscellaneous fees and expenses *	$1,000.00

Total	$15,534.78

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for the indemnification by the Company of its directors to the fullest extent permitted by the Delaware General Corporation Law, and our Bylaws provide for the indemnification by the Company of its directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Delaware General Corporation Law. We also maintain directors’ and officers’ liability insurance for our directors and officers.

ITEM 16.	LIST OF EXHIBITS.

Exhibit Number	Description

5.1	Opinion of Holland & Knight LLP. *

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1). *

24.1	Powers of Attorney (included in the signature page hereof).

* Filed herewith.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, state of Florida, on April 5, 2011.

EDIETS.COM, INC.
(Registrant)

By:	/s/ Kevin N. McGrath
Name: Kevin N. McGrath
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin N. McGrath, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kevin A. Richardson II Kevin A. Richardson II	Chairman of the Board	April 5, 2011

/s/ Kevin N. McGrath Kevin N. McGrath	Chief Executive Officer and Director	April 5, 2011

/s/ Thomas Hoyer Thomas Hoyer	Chief Financial Officer (Principal Financial and Accounting Officer)	April 5, 2011

/s/ Robert L. Doretti Robert L. Doretti	Director	April 5, 2011

/s/ Lee S. Isgur Lee S. Isgur	Director	April 5, 2011

/s/ Pedro N. Ortega-Dardet Pedro N. Ortega-Dardet	Director	April 5, 2011

/s/ Ronald Luks Ronald Luks	Director	April 5, 2011

Stephen L. Cootey	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page hereof).